EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3, of our reports dated March 11, 2010 (June 25, 2010 as to the change in reportable segments described in Note 14), relating to the financial statements and financial statement schedule of Radiant Systems, Inc., and the effectiveness of Radiant Systems Inc.’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Radiant Systems, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Registration Statement on Form S-3 (File No. 333-162309) and related Prospectus of Radiant Systems, Inc. incorporated by reference into this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Atlanta, GA

September 7, 2010